Exhibit 10.1

EMPLOYMENT AGREEMENT FOR MR DAVID DRAKE

THIS AGREEMENT is made this 20th day of May, 2022 at Singapore, by and between:

BOUSTEAD Wavefront PTE. LTD., a Corporation duly organized and existing by virtue of and under Singapore laws, with office address at 1 George Street, 10-01 One George Street, Singapore 049145, and hereinafter referred to as the “Company”;

and

Mr. David drake, American citizen, of legal age, with address at 251 Pasir Panjang Road, 04-09 The Orient, Singapore 118610, and hereinafter referred to as “David Drake “.

WHEREAS:

(A)	The Company hereby appoints David Drake as the Chief Executive Officer (“CEO”) of the Company with effect from February 16, 2022, the date that the employment pass under the Company was issued by Ministry of Manpower (“Appointment Date”).

(B)	David Drake agrees to serve the Company as the Chief Executive Officer upon the terms and conditions provided in this Agreement.

1.	INTERPRETATION.

1.1	In this Agreement, unless the contrary intention appears:

“Board” means the board of directors for the time being of the Company.

“Associated Company” means a Company which is not a subsidiary of the Company or of another Group Company but more than twenty percent of the equity share capital of which is owned by the Company or any Group Company.

“Group Company” means the Company and any other member of the Group for the time being.

“the Group” means:

(a)	the Company; and

(b)	any Holding Company; and

(c)	any Associated Company or its holding company or any subsidiary of any of them; and

(d)	any Subsidiary or its holding company or any associated company of any of them.

“Holding Company” means the holding company of the Company from time to time (as defined in the Companies Act).

“Subsidiary” means any Company which for the time being is a subsidiary of the Company.

1.2	Any reference to a statutory provision shall be deemed to include a reference to any statutory modification or re-enactment of the same. Unless the context otherwise requires words in the singular include the plural and vice versa, the masculine shall include the feminine and vice versa and a reference to a person includes a reference to a body corporate and to an unincorporated body of persons.

1.3	In this Agreement, unless the context indicates otherwise:

(a)	a reference to this Agreement or another agreement or instrument includes any amendment, modification, variation, novation, supplement or replacement of each of them;

(b)	a reference to a statute, ordinance or other law includes regulations and other instruments under it and consolidations amendments, re-enactments or replacements of any of them;

(c)	the singular includes the plural and vice versa and words importing any gender will be deemed to include all genders;

(d)	the word “person” includes a firm, a body corporate, an unincorporated association or an authority;

(e)	a reference to a person includes a reference to the person’s executors, administrators and successors;

(f)	if a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day; and

(g)	a reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later.

1.4	Headings are inserted for convenience and do not affect the interpretation of this Agreement.

2.	APPOINTMENT AND DUTIES OF THE CEO

2.1	David Drake shall have the duties and responsibilities as the Board may direct for him as CEO and he shall have authority to oversee and supervise all functions of the Company including the power to hire or terminate any executive or employees within those functions. He shall comply with all the Company’s rule, regulations, policies and procedures and, comply with all requirements, codes, recommendations or regulations of all regulatory authorities relevant to the Company and any Group Company.

2.2	As CEO he shall hire, incentivize, motivate, and develop a strong professional team in all functions that will execute the strategy, initiatives and plans approved by the Board. He shall install a corporate culture of excellence, performance and integrity among all the employees and staff of the functions under his leadership, and generally in the Company, fully compliant with good corporate governance guidelines.

2.3	The CEO shall devote the time and effort reasonably required to fulfil his duties and responsibilities under this Agreement. It shall not be considered a breach of this Agreement for the CEO to manage his personal investments, or to serve on corporate, industry, civic or charitable boards or committees, so long as such activities are not in conflict or compete with the business of the Company.

2.4	The CEO shall work the hours necessary for the proper fulfilment of his duties. The normal hours of work of the Company are from 9:00 a.m. to 6:00 p.m. from Monday to Friday.

2.5	The CEO shall at all times act in a way he considers, in good faith, to be most likely to promote the success of the Company for the benefit of its stakeholders as a whole.

2.6	The CEO acknowledges and warrants as follows:

(a)	that by entering into this agreement and fulfilling his obligations under it, he is not in breach of any obligation to any third party;

(b)	that he is not prevented by any agreement, arrangement, contract, understanding, court order or otherwise, from performing his duties in accordance with the terms and conditions of this Agreement;

3.	TERM OF EMPLOYMENT

3.1	The CEO’s employment under this Agreement shall commence on the Appointment Date.

3.2	The CEO’s employment shall continue subject to the terms of this Agreement until terminated by himself or by the Board, in either case giving to the other not less than 3 months’ prior written notice.

4.	REMUNERATION AND BENEFITS

4.1	The Company shall pay the CEO an intial annual base remuneration of USD 120,000, which shall be divided into 12 equal parts and payable monthly in arrears (“Base Remuneration”), plus the commission calculated in accordance with 4.2 (“Commission”), or the Singapore Dollar equivalent. The Base Remuneration will be adjusted on annual basis.

4.2	The commission consists of the following and will be net of the Base Remueration. The commission will be paid out after the Initial Public Offering (“IPO”) of the Company. All commission for the projects sourced pior to IPO will be recognized and accrued (i.e. Actelis) until the day of IPO.

(a) Referrals

For any investment banking clients the CEO refers to the Company/Boustead in which the CEO is not a part of the investment banking team for that client, the CEO shall receive a referral fee equal to ten percent (10%) of all cash commissions received from such referred client.

(b) Investment Banking Transactions Cash Commissions

For any investment banking clients where the CEO is a part of the investment banking team for such client, the commissions earned by the CEO shall be equal to gross cash commissions received by the Company/Boustead less (a) payouts to other Company employees and Boustead representatives, (b) finders’ fees, (c) unreimbursed client or transaction expenses, and (d) the Company’s/Boustead’s share of gross cash commissions which shall be equal to thirty percent (30%) of gross cash commissions.

(c) Investment Banking Transactions Securities Gross Commission

The gross commissions received in securities transactions (stock, warrants, etc.) shall be allocated between the investment banking team and the Company/Boustead as follows:

Investment Banking Team 50%

The Company/Boustead   50%

The allocation of Securities commissions to the CEO shall be determined by the lead investment banker on the client engagement.

(d) Selling Commissions

Selling commissions shall be determined on an engagement by engagement basis by lead investment banker on the client engagement. The CEO shall receive seventy percent (70%) of the gross selling commissions attributable to investors introduced to the deal by the CEO.

4.3	CEO shall be eligible for bonuses and commissions under the incentive and bonus plans of the Company, as established, approved and amended by the Board, from time to time.

4.4	CEO shall be issued stock options in the Holding Company, equal to 5% of the total shares immediately after IPO financing on a fully diluted basis inclusive of all shares reserved for the ESOP and warrants issued or reserved (the “Total Shares”), at a strike price equal to the IPO price, which will be vested in the following manner: one quarter of allocated options (1.25% of the Total Shares) upon signing the ESOP agreement or the date of the IPO, whichever comes later; one quarter of allocated options (1.25% of the Total Shares) upon obtaining the Capital Markets Services License from the Monetary Authority of Singapore; one half of allocated options (2.5% of the Total Shares) upon market capitalization reaching 1.5x, 2x, 2.5x, and 3x the market capitalization value at IPO, commencing 12 months after the IPO. All vesting of options will be accelerated in the event of a $30 million or greater follow-on financing.

4.5	The Company shall pay for and provide health care insurance for the CEO and his dependents from a reputable insurer with customary and usual coverage and terms.

5.	REIMBURSEMENT OF EXPENSES

The Company shall reimburse the CEO for all reasonable, documented expenses incurred at the Company’s request in connection with this Agreement (including air travel, entertainment, subsistence, hotel accommodation and telephone expenses), subject to his submission of invoices or other customary proof of expense. Invoices for expenses and accompanying documentation. The Company shall reimburse the CEO within thirty (30) days of receipt of such proof.

6.	SICK LEAVE, PUBLIC HOLIDAYS AND ANNUAL LEAVE

6.1	The Company will pay the CEO’s salary in full during any absences on medical grounds up to a maximum total of 14 days in any calendar year, subject to the CEO producing a medical certificate from a registered medical practitioner covering the period of his absence. If hospitalization is necessary on a doctor’s written order, the CEO is entitled to paid sick leave for the days on which he is hospitalized, up to 46 additional days of paid sick leave per calendar year. Sick leave entitlement is not cumulative from year to year.

6.2	The CEO will be entitled, with full remuneration, to all gazetted public and statutory holidays in Singapore.

6.3	The CEO is entitled to 21 days of paid annual leave in each full calendar year, to be taken at such times as will be agreed between the CEO and the Board. All annual leave entitlement must be utilised within the relevant calendar year and any untaken annual leave shall be deemed forfeited at the end of each calendar year without compensation.

7.	DISMISSAL AND ILLNESS

7.1	The Company may by notice in writing summarily terminate the employment of the CEO under this Agreement if he becomes of unsound mind or a person whose estate is liable to be dealt with in any way under the law relating to mental health.

7.2	If the CEO is at any time prevented by illness (mental or physical) accident or any other cause from duly performing his duties under this Agreement and furnishes (if so required) to the Board evidence satisfactory to the latter of his incapacity, the CEO is entitled to receive his monthly salary, together with the bonuses, benefits, allowances and entitlements, payable pursuant to this Agreement for the period of his incapacity but not more than six (6) month worth of salary, bonuses, benefits, allowances, and other entitlements.

8.	CONFIDENTIALITY

The CEO shall:

(a)	Neither during or after the period of his employment under this Agreement, except in the proper course of his duties or as permitted by the Board or as compelled by law, divulge to any person any trade secret or any information concerning the business or financial arrangements or position of the Company or any Group Company or any of the dealings transactions or affairs of the business of the Company or any Group Company; and

(b)	During the period of his employment under this Agreement, use his best endeavours to prevent the publication or disclosure of any trade secret or information referred to in Clause 8(a).

9.	RETURN OF DOCUMENTS

Upon termination by whatever means of his employment under this Agreement:

(a)	The CEO shall deliver to the Company or its authorized representatives all plans, statistics, documents, records, or papers in his possession or control and relating in any way to the business or affairs of the Company or any Group Company; and

(b)	The CEO is not entitled to retain a copy of any document referred to in Clause 9(a).

10.	CONTINUING OBLIGATIONS

The termination of this Agreement or of the employment of CEO under this Agreement does not operate to terminate the provisions of Clauses 8, 12, and 13 which (subject as expressly provided) remain in full force and effect and binding on the CEO without limit in point in time notwithstanding termination of this Agreement.

11.	NOTICES

11.1	A notice, approval, consent or other communication in connection with this Agreement:

(a)	must be in writing; and

(b)	must be delivered personally to or left at or sent by prepaid ordinary post (airmail if posted to or from a place outside the country in which the address is located) to the address of the addressee, or be sent by email to the Chairman of the Board of Directors.

11.2	A notice, approval, consent or other communication takes effect from the time it is received unless a later time is specified in it.

12.	ASSIGNMENT

Neither party to this Agreement shall assign or purport to assign any of its rights under this Agreement without the prior written consent of the other party.

13.	NON-SOLICITATION

The CEO covenants with the Company that he will not, directly or indirectly for the period of 1 year after ceasing to be employed by the Company and without a prior written consent of the Company:

(a)	seek to procure orders from or do business with any person who has done business with the Company and/or the Group Company during the period of 1 immediate preceding year; or

(b)	endeavour to entice away from the Company any person who has been employed or engaged by the Company and/or the Group Company during the period of 6 immediate preceding months.

14.	VARIATIONS

This Agreement may not be released, discharged, supplemented, interpreted, amended, varied or modified in any manner except by an instrument in writing executed in the same manner and by the same persons as this Agreement.

15.	WAIVER

In no event shall any delay failure or omission on the part of the Company in enforcing exercising or pursuing any right, power, privilege, claim or remedy, which is conferred by this Agreement, or arises under this Agreement, or arises from any breach by the CEO of any of its obligations hereunder, be deemed to be or be construed as, (i) a waiver thereof, or of any other such right power privilege claim or remedy, in respect of the particular circumstances in question, or (ii) operate so as to bar the enforcement or exercise thereof, or of any other such right, power, privilege, claim or remedy, in any other instance at any time or times thereafter.

16.	WAIVER OF RIGHTS

If this Agreement is terminated because of the liquidation of the Company or any Group Company for the purpose of amalgamation or reconstruction and the CEO is offered employment with such amalgamated or reconstructed company on the terms of a substitute agreement not less favourable in all material respects than the terms of this Agreement (provided that the said amalgamated or reconstructed company is able to fulfil all the obligations of the said substitute agreement), the CEO shall have no claim against the Company or any Group Company in respect of such termination of this Agreement.

17.	SEVERABILITY

Any provision of this Agreement which is held invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.

18.	GOVERNING LAW AND JURISDICTION

18.1	This Agreement and the transactions contemplated by this Agreement shall be governed by and construed in accordance with the laws of Singapore.

18.2	Each party irrevocably agrees for the benefit of the other that the courts of the Singapore shall have jurisdiction to hear and determine any writ, action or proceeding and to settle any disputes which may arise out of or in connection with this Agreement and for such purposes irrevocably submits to the jurisdiction of such court.

19.	WHOLE AGREEMENT

This Agreement constitutes the whole agreement between the parties. All other representations, arrangements, understandings and agreements, whether written or oral, (if any) for service between the Company and the CEO are hereby abrogated and superseded.

20.	NO THIRD PARTY RIGHTS

Nothing in this Agreement is intended to grant to any third party any right to enforce any term of this Agreement or to confer on any third party any benefits under this Agreement for the purposes of the Contract (Rights of Third Parties) Act 2001 of Singapore the application of which legislation is hereby expressly excluded.

IN WITNESS WHEREOF, the parties have hereunto set their hands this 20th day of May, 2022.

Boustead Wavefront Pte. Ltd./ Boustead Wavefront Inc

BY:

/s/ Daniel McClory	/s/ David Drake
Daniel McClory	David Drake